Exhibit T3A.21

ACCOUNTING AND CORPORATE REGULATORY AUTHORITY ~FILE (ACRA) ~ Company No: 201437295E CERTIFICATE CONFIRMING INCORPORATION OF COMPANY This is to confirm that NORDIC AVIATION LEASING FIFTEEN PTE. LTD. is incorporated under the Companies Act (Cap 50), on and from 16/12/2014 and that the company is a PRIVATE COMPANY LIMITED BY SHARES. GIVEN UNDER MY HAND AND SEAL ON 06/01/2015. LINDA LEE ASSISTANT REGISTRAR ACCOUNTING AND CORPORATE REGULATORY AUTHORITY (ACRA) SINGAPORE